Exhibit 99.1
SCHEDULE OF INVESTORS

Principal Amount of
Name	Debentures Purchased
Andrew N. Baur Revocable Trust	$1,000,000
Mississippi Valley Capital, LLC	$500,000
Beatrice C. Edison Irrevocable Trust F/B/O Bernard A. Edison	$500,000
Julian I. Edison	$500,000
Scott C. Schnuck	$500,000
Linn H. Bealke Revocable Trust	$500,000
Louis N. Goldring Revocable Trust Dtd. 4/15/97	$500,000

Total	$4,000,000